[GRAPHIC OMITTED]    FOR IMMEDIATE RELEASE

                     For more information:
                     Investor Contact               Media Contact

                     Investor Relations Dept.       Silvia McLachlan
                     (303) 414-5347                 (303) 414-5325
                     investor_relations@icgcom.com  silvia_mclachlan@icgcom.com




              ICG Reports Fourth Quarter & Year-end 1999 Results
                     133,000 Lines Installed in 4th Quarter

ENGLEWOOD, COLORADO (February 29, 2000)--ICG Communications, Inc. (NASDAQ: ICGX) today announced fourth quarter and full-year 1999 results that reflect significant revenue growth and improved operations. ICG installed a record 133,000 net business access lines and Internet service provider (ISP) ports during the fourth quarter, bringing the year-end total to 731,000, more than double the year-end 1998 total. Approximately 80 percent of lines provisioned during the year are for Internet access ports for ISP customers, where ICG's national network and excellent customer service have enabled the Company to capture an increasing share of this new, high growth market. ICG continues as a leader among competitive local telephone companies, increasing the number of business lines in service by more than 40 percent during 1999. Further, the Company recorded full-year revenue of $479.2 million, reflecting 58 percent growth over 1998 adjusted for discontinued operations, and realized a 50 percent gross operating margin on revenue versus 38 percent for 1998.

 "During 1999, we demonstrated remarkable growth in terms of revenue, lines in service and network capability," said J. Shelby Bryan, chairman and chief executive officer of ICG. "We initiated an aggressive plan to expand our national network, extended our product portfolio through alliances with broadband and application providers, and added substantial management expertise. Yesterday, we announced $750 million in equity funding and today additional vendor financing that brings total capital raised year-to-date to nearly $1.2 billion. These actions clearly position ICG to deliver accelerated growth in 2000 and meet the changing telecommunications needs of our customers."

Highlights -- Fourth Quarter and 1999 in Review

o Recorded fourth quarter revenue of $142.1 million reflecting 23 percent sequential and 45 percent year-over-year growth.
o  Recorded positive fourth quarter EBITDA of $23.1 million.
o  Initiated service in six, new major market areas.
o Provisioned a record 133,000 lines in the fourth quarter, a 48 percent sequential increase and a 110 percent increase over fourth quarter 1998.
o Entered contracts in 1999 to supply over 700,000 RAS and IRAS (remote access services) ports to large, established Internet service providers.
o Completed sales in the fourth quarter of the company's FOTI and Satellite Services divisions for net cash proceeds of $122.0 million, bringing 1999 total net proceeds from non-core asset sales and related securities to $404.9 million.
o Centralized the corporate structure to drive economies of scale and opened two new provisioning centers, streamlining operations from 30 locations.
o Signed a Memorandum of Understanding with Covad Communications to jointly develop voice over digital subscriber line (VoDSL) technology to integrate voice and broadband data capability.
o Collected $29.1 million in the fourth quarter for reciprocal compensation revenue and a total of $86.3 million for the year.
o Completed an aggressive full-year capital program with cash expenditures and capital leases totaling $735.2 million that added significant long haul capacity, new voice and data switches, optical transmission equipment and new collocation sites.
o Initiated the upgrade of the Company's operating support systems with the installation of a state-of-the-art billing system and the beginning phases of the deployment of a new end-to-end Telcordia OSS platform.

Operations Review

During 1999, ICG added 376,000 business lines and access ports and had contracts in place to provision approximately one-half million more in 2000. At year-end 1999, ICG's network served approximately 10 percent of U.S. Internet users, with market share expected to increase in 2000. In addition, total network minutes of use increased from approximately 6 to over 11 billion per quarter, from fourth quarter 1998 to fourth quarter 1999. Year-end 1999 total lines in service of 731,000 include fourth quarter net installations of 133,000 plus a year-end adjustment that added net 13,000. In addition, ICG increased the percent of lines "on switch" to over 90, up from approximately 75 percent at year-end 1998.

New infrastructure and capacity added during 1999 included:
o 2,861 new building connections;

o 18,000 miles of high capacity long-haul service;
o 26 voice and data switches;
o 88 new collocation sites with regional incumbent telephone companies;

New infrastructure and capacity added during 1999 include (continued):

o 23 ICG collocation sites for ISP customer equipment;
o Approximately 70,000 square feet of ICG collocation space;
o 181 OC48 and 3 new OC192 Sonet transmission equipment systems;

In 1999, ICG launched a network expansion program to add 22 major metropolitan areas by year-end 2000. By year-end 1999, services were being offered in six of these markets: Boston, New York, Washington, D.C., Miami, Chicago and Seattle.

Long-term contracts signed with major Internet companies such as The Microsoft Network, L.L.C., Spinway.com (in collaboration with its e-commerce partner Kmart Corporation), NetZero, Inc. and several others, illustrate ICG's leadership among Internet infrastructure providers. Through the year, sales to ISPs transitioned from basic Internet access services to remote access services, which better employ the capabilities at the ICG hub to manage and route Internet traffic. By providing more advanced network services for its ISP customers, ICG increases revenue per line, minimizes the ISP's capital outlay and improves the quality of service to the end-user.

Outlook

By year-end 2000, ICG has a target to increase lines in service to over 1.5 million, again more than doubling year-over-year totals. Network build-out plans into new, major metropolitan areas are driven by existing ISP contracts yet engineered to readily meet expected increases in demand. This "smart-build" design will enable the company to quickly deliver the infrastructure requirements associated with growth in ISP business as well as open new markets for accelerated growth in sales to local businesses planned for 2001. Beyond network expansion, ICG is focused on delivering value-added services and continues to introduce products and services that complement its existing portfolio to meet the changing and growing demands of both its ISP and business customers.

The company recently completed restructuring of its management team with the addition of two experienced industry leaders to head up network services and sales and marketing. In addition, over 350 talented new employees have been hired over the past six months, including experienced marketing, sales and product development leaders.

Funding raised over the last 60 days of nearly $1.2 billion will fund ICG's business plan into 2001. Completion of the 2000 business plan will position

ICG for even more aggressive line growth, revenue growth and EBITDA growth in 2001. The new employees, in combination with the company's increased funding, are key elements to ensure delivery of ICG's business plan for 2000 and beyond.

Financial Review

      Revenue

Fourth quarter revenue of $142.1 million reflects 23 percent sequential growth over third quarter revenue of $115.2 million. Revenue for the year totaled $479.2 million, a 58 percent increase over 1998, adjusted for discontinued operations. Local services revenue of $299.9 million for 1999 accounts for 63 percent of total revenue and includes revenue from ISP customers, business customers for local services and reciprocal compensation charges for call termination. Special access revenue increased during the fourth quarter to $38.5 million from $29.3 million in the third quarter, including recognition of $13.0 million of revenue related to the June 1999 fiber optic lease agreement with a long-haul carrier. Annual special access revenue of $113.9 million was up 53 percent over 1998. Long distance revenue was $4.0 million for the fourth quarter and $18.7 million for the year. Switched termination revenue was $13.3 million for the quarter and modestly decreased year over year to $46.7 million.

      Operating Costs and Gross Operating Margin

Fourth quarter operating costs of $59.5 million resulted in full year operating costs of $238.9 million. The 1999 gross operating margin of 50 percent favorably compares to 1998 of 38 percent. The higher gross operating margin is due to increased volume on ICG's network that greatly improved network efficiency, and higher margin revenue per line/port from remote access services and special access services. Fourth quarter operating costs were lower than the third quarter primarily due to a fourth quarter 1999 in-depth management review of network costs that was conducted following the centralization of network functions. The analysis identified $9.5 million in costs from the first nine months of 1999 that related to capital activities under the existing ICG policy.

      Selling, general and administrative (SG&A) expenses

SG&A expenses of $59.4 million for the fourth quarter are up approximately $10.0 million over the prior quarter (excluding the one-time third quarter provision for doubtful accounts of $45.2 million) as a result of costs associated with increased fourth quarter revenue and an acceleration of the company's expansion plan. In addition, fourth quarter SG&A included approximately $3.5 million for one-time charges primarily related to Y2K initiatives and organizational changes.

      Earnings

The fourth quarter loss from continuing operations of $100.0 million, or $2.10 per share, resulted in a full-year loss from continuing operations of $466.5 million or $9.90 per share. Income from discontinued operations for 1999 was $36.8 million. This includes the 1999 results of operations from the company's FOTI and Satellite Services divisions that were sold in October and December, as well as the gains and losses recorded on the disposals of these divisions. Additionally, the company recorded an extraordinary gain on the sale of NETCOM On-Line Communication Services, Inc. of $195.5 million for 1999. Including these non-recurring items, the loss for the quarter was $52.7 million, or $1.11 per share, and for the year totaled $234.2 million or $4.97 per share.

      Reciprocal Compensation

During the fourth quarter, the company received $29.1 million in reciprocal compensation payments from incumbent local exchange carriers, for a total of $86.3 million collected for the year. In the third quarter, the company recorded an allowance of $45.2 million for potentially non-collectible accounts receivable related to tandem and transport elements of reciprocal compensation recorded through June 30, 1999, and the company suspended revenue recognition for these services subsequent to June 30, 1999. However, the company continues to bill and pursue collection for these services.

      Capital Expenditures and Liquidity

Fourth quarter capital expenditures, including capital leases, were $360.9 million and the full-year capital expenditures totaled $735.2 million. The fourth quarter includes a $135.3 million capital lease that will expand the company's long-haul network capacity.

Subsequent to Year-end

The company entered a multi-year contract to lease local network capacity to a long-haul carrier for $126.5 million and expects to recognize revenue for this transaction over a six-year period beginning in the second half of 2000.

The company collected an additional $29 million in reciprocal compensation.

In January 2000, ICG signed a vendor financing commitment letter with Cisco Systems Capital Corporation, the financing arm of Cisco Systems Inc., for up to $180 million. Purchases are for equipment that will expand access and transport capacity, as well as provide greater capability and reliability for broadband deliveries.

In February 2000, ICG announced that it is raising $750 million in equity funding from investors that included affiliates of Liberty Media Corporation, Hicks, Muse, Tate & Furst Incorporated and Gleacher Capital Partners. The investment will be in the form of 8% convertible preferred stock and warrants.

In February 2000, ICG agreed to a common stock share exchange with Teligent, Inc and signed a memorandum of understanding with Teligent to foster a relationship that will identify and implement operating efficiencies between the two companies networks and services.

In February 2000, ICG entered into an agreement with Lucent Technologies for a up to $250 million in vendor financing. The commitment is subject to finalization of legal documentation and the satisfaction of certain conditions. Equipment purchases are expected to include Lucent switches and accompanying hardware and software that will allow ICG to deliver advanced voice and data products.













Forward Looking Statement Disclosure

Information and statements presented in this press release may contain forward looking disclosures, expressed or implied, that are based on the beliefs of management as well as assumptions made based on information currently available to management. These forward looking statements and information involve risks and uncertainties including, but not limited to, future demand for the company's services, general economic conditions, government regulations, competition and customer strategies, capital deployment, the impact of pricing and other risks and uncertainties. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this press release as anticipated, believed, estimated or expected. These risks are detailed from time to time in various reports filed by ICG with the Securities and Exchange Commission, including Forms 10-K (filed for the year-ended December 31, 1998 and to be filed for the year-ended December 31, 1999) and Forms 10-Q filed quarterly subsequent to March 31, June 30 and September 30, 1999.

                            Key Operating Statistics

--------------------------------------------------------------------------------
                   As of,   Dec.  31,     Sep. 30,  June 30,  Mar. 31,  Dec. 31,
                             1999           1999      1999      1999      1998
--------------------------------------------------------------------------------
Access lines/ports in       730,975       584,827   494,405   418,610    354,482
service
--------------------------------------------------------------------------------
Total port capacity*        932,143            --        --        --    584,047
--------------------------------------------------------------------------------
Fiber route miles
   Operational                4,596         4,449     4,406     4,351      4,255

   Under construction           531            --        --        --         --
--------------------------------------------------------------------------------
Fiber strand miles

   Operational               174,644   167,067   164,416   155,788  134,152

   Under construction         18,564        --        --        --       --
--------------------------------------------------------------------------------
Buildings connected

  On network                     963       939       874       789      777
  Hybrid                       7,115     6,476     5,915     5,337    4,620
                            ----------------------------------------------------
   Total buildings connected   8,078     7,415     6,789     6,126    5,397
--------------------------------------------------------------------------------
Switches

   Circuit                        31        29        29        29       29

   Data - Frame relay             16        16        16        17       16
                            ------------------------------------------------
   Data - ATM                     24
     Total switches               71        45        45        46       45
----------------------------------------------------------------------------
Collocations with ILECs          147       139       126       111       59
----------------------------------------------------------------------------
* Customer port equivalent

Additional Year-End 1999 Statistics:

o     Long-haul capacity under long-term leases: 18,000 miles

o     ICG customer collocations: 145

o     VoIP Gateways: 140

o     SS7 ports: 388

                                                                          [LOGO]

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
($ in thousands, except per share data)

                                                                                           Comparative periods
                                                                              -------------------------------------------------
                                                                                    Sequential                 Year-over-year
                                                              Three months    ---------------------         -------------------
                                                                ended,         Three months ended,           Three months ended,
                                                               12/31/99        9/30/99     % Change         12/31/98   % Change
--------------------------------------------------------------------------------------------------------------------------------
Revenue:
       Local services                                             $ 86,318     $ 69,454         24%         $ 60,457       43%
       Long distance                                                 3,968        4,541        (13%)           5,160      (23%)
       Special access                                               38,524       29,328         31%           20,606       87%
       Switched terminating access                                  13,265       11,843         12%           11,825       12%
--------------------------------------------------------------------------------------------------------------------------------
       Total revenue                                               142,075      115,166         23%           98,048       45%
--------------------------------------------------------------------------------------------------------------------------------
Operating costs                                                    (59,536)     (66,284)       (10%)         (50,147)      19%
Selling, general and administrative                                (59,415)     (94,558)       (37%)         (45,454)      31%
--------------------------------------------------------------------------------------------------------------------------------
       EBITDA (before nonrecurring and
       noncash charges)                                             23,124      (45,676)         NA            2,447      845%
--------------------------------------------------------------------------------------------------------------------------------

Depreciation and amortization                                      (48,102)     (45,079)         7%          (37,617)      28%
Provision for impairment of long-lived assets                       (2,515)           -          NA           (4,379)     (43%)
Other, net                                                            (296)        (626)       (53%)          (1,786)     (83%)
--------------------------------------------------------------------------------------------------------------------------------
       Operating loss                                              (27,789)     (91,381)       (70%)         (41,335)     (33%)
--------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                   (60,783)     (52,891)        15%          (48,153)      26%
Interest income                                                      4,631        3,772         23%            6,226      (26%)
Other, net                                                             154         (333)         NA             (156)    (199%)
--------------------------------------------------------------------------------------------------------------------------------
Loss from continuing operations before income
       taxes, preferred dividends and extraordinary gain           (83,787)    (140,833)       (41%)         (83,418)       0%
--------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                                     (25)           -          NA              (45)     (44%)
Accretion and preferred dividends on preferred
       securities of subsidiaries                                  (16,158)     (15,694)         3%          (14,409)      12%
Loss from continuing operations before extraordinary gain          (99,970)    (156,527)       (36%)         (97,872)       2%
Discontinued operations:
       (Loss) income from discontinued operations                     (981)         748       (231%)         (20,342)     (95%)
       (Loss) gain on disposal of discontinued operations           45,784            -          NA             (576)       NA
--------------------------------------------------------------------------------------------------------------------------------
                                                                    44,803          748       5890%          (20,918)    (314%)
--------------------------------------------------------------------------------------------------------------------------------
Extraordinary gain on sales of operations
        of NETCOM, net of income taxes                               2,482            -          NA                -        NA
================================================================================================================================
Net loss                                                         $ (52,685)  $ (155,779)        66%       $ (118,790)     (56%)
Net loss per share - basic and diluted:
       Loss from continuing operations                             $ (2.10)     $ (3.31)        37%          $ (2.13)      (1%)
       Income (loss) from discontinued operations                     0.94         0.02      (5852%)           (0.45)    (307%)
       Extraordinary gain                                             0.05            -          NA                -        NA
--------------------------------------------------------------------------------------------------------------------------------
         Net loss per share - basic and diluted                    $ (1.11)     $ (3.29)        66%          $ (2.58)     (57%)
================================================================================================================================
Weighted average number of shares outstanding
       - basic and diluted                                          47,618       47,320                       46,010
================================================================================================================================


                                                                          [logo]

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
($ in thousands, except per share data)



                                                               Years ended,
                                                       -----------------------------
                                                       12/31/99           12/31/98      % Change
-----------------------------------------------------------------------------------------------

Revenue:
     Local services                                    $ 299,941            159,197        88%
     Long distance                                        18,733             20,591        (9%)
     Special access                                      113,852             74,489        53%
     Switched terminatAng access                          46,700             49,040        (5%)
-----------------------------------------------------------------------------------------------
     Total revenue                                       479,226            303,317        58%
-----------------------------------------------------------------------------------------------

Operating costs                                         (238,927)          (187,260)       28%
Selling, general and administrative                     (239,756)          (158,153)       52%
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
     EBITDA (before nonrecurring and noncash charges)        543            (42,096)        NA
-----------------------------------------------------------------------------------------------

Depreciation and amortization                           (174,239)           (91,927)       90%
Provision for impairment of long-lived assets            (31,815)            (4,877)      552%
Other, net                                                  (387)            (1,786)      (78%)
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
     Operating loss                                     (205,898)          (140,686)       46%
-----------------------------------------------------------------------------------------------

Interest expense                                        (212,420)          (170,015)       25%
Interest income                                           16,300             28,401       (43%)
Other, net                                                (2,522)            (1,118)      126%
-----------------------------------------------------------------------------------------------
Loss from continuing operations before income taxes,
     preferred dividends and extraordinary gain         (404,540)          (283,418)       43%
-----------------------------------------------------------------------------------------------

Income tax expense                                           (25)               (90)      (72%)
Accretion and preferred dividends on
     preferred securities of subsidiaries                (61,897)           (55,183)       12%
-----------------------------------------------------------------------------------------------
Loss from continuing operations before extraordinary    (466,462)          (338,691)       38%
-----------------------------------------------------------------------------------------------

Discontinued operations:
     Loss from discontinued operations                    (1,036)           (77,577)      (99%)
     Gain (loss) on disposal of discontinued operations   37,825             (1,777)        NA
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                                          36,789            (79,354)     (146%)
-----------------------------------------------------------------------------------------------

Extraordinary gain on sales of operations
     of NETCOM, net of income taxes                      195,511                  -         NA
-----------------------------------------------------------------------------------------------
Net loss                                               $ (234,162)         (418,045)       44%
===============================================================================================

Net loss per share - basic and diluted:

     Loss from continuing operations                     $ (9.90)             (7.49)      (32%)
     Income (loss) from discontinued operations             0.78              (1.76)      144%
     Extraordinary gain                                     4.15                  -         NA
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
       Net loss per share - basic and diluted            $ (4.97)             (9.25)       46%
===============================================================================================

Weighted average number of shares outstanding
     - basic and diluted                                  47,116             45,194
===============================================================================================

                                                                          [logo]

CONSOLIDATED CONDENSED BALANCE SHEETS (unaudited)
($ in thousands)



                                                                        December 31,
                                                                -----------------------------
                                                                   1999             1998
---------------------------------------------------------------------------------------------
Assets:
    Cash, cash equivalents and short-term investments           $   125,507          262,307
    Receivables, net                                                168,731          113,559
    Property and equipment, net                                   1,525,680          908,058
    Other assets, net                                               200,703          202,883
    Net assets of discontinued operations                                 -          102,840
---------------------------------------------------------------------------------------------
        Total assets                                            $ 2,020,621        1,589,647
=============================================================================================


Liabilities and Stockholders' Deficit:
    Accounts payable and accrued liabilities                    $   198,000           81,989
    Capital leases                                                  206,760           67,792
    Debt                                                          1,906,697        1,599,044
    Other liabilities                                                33,705            5,647
---------------------------------------------------------------------------------------------
       Total liabilities                                          2,345,162        1,754,472
---------------------------------------------------------------------------------------------

    Redeemable preferred securities of subsidiaries                 519,323          466,352

    Stockholders' deficit:
      Common stock                                                      478              464
      Additional paid-in capital                                    599,282          577,940
      Accumulated deficit                                        (1,443,624)      (1,209,462)
      Accumulated other comprehensive loss                                -             (119)
---------------------------------------------------------------------------------------------
       Total stockholders' deficit                                 (843,864)        (631,177)
---------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------
       Total liabilities and stockholders' deficit              $ 2,020,621        1,589,647
=============================================================================================


Diluted shares (in thousands)                                        50,217           56,183